Exhibit 99.1

Eric Yeaman

Chief Financial Officer

(408) 907-1642

ir@turnstone.com

Web Site: www.turnstone.com

TURNSTONE SYSTEMS REPORTS FIRST QUARTER 2003 RESULTS

SANTA CLARA, CA—April 14, 2003—Turnstone Systems, Inc. (Nasdaq:TSTN) today announced financial results for the fiscal quarter ended March 31, 2003.

Net revenues for the quarter ended March 31, 2003 were $390,000, compared to $830,000 in the same period a year earlier. Net loss for the quarter was $(6.1) million or a loss of $(0.10) per diluted share, compared to net loss of $(5.1) million or a loss of $(0.08) per diluted share for the same period a year earlier. Operating expenses and net loss for the quarter ended March 31, 2003 included severance costs of approximately $370,000 associated with the company’s workforce reduction in January 2003, financial advisory fees of $750,000 related to the company’s evaluation of strategic alternatives announced in January 2003 and retention bonus compensation of $816,000 pursuant to retention agreements entered into between the company and its officers and employees in January 2003. No payments have yet been made pursuant to these retention agreements.

During the three-month period ended March 31, 2003, the company purchased 58,500 shares of its common stock pursuant to its stock repurchase program for a total cost of $142,000. The company has purchased a cumulative total of 3.2 million shares for a total cost of $10.0 million since the inception of its stock repurchase program in October 2001.

At March 31, 2003, the company had cash and cash equivalents, short-term investments and restricted cash of $209.1 million.

About Turnstone Systems

Turnstone is based in Santa Clara, California. For more information about Turnstone, visit www.turnstone.com, email info@turnstone.com or phone the toll-free number 877-8-COPPER.

Summary unaudited financial data follows.

TURNSTONE SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	The Three Months Ended March 31,
	2003	2002
Revenues:
Product and service revenue	$390	$663
Sales return allowance adjustment	—	167

Net revenues	390	830
Cost of revenues	2	282

Gross profit	388	548

Operating expenses:
Research and development	4,363	3,527
Sales and marketing	1,219	2,165
General and administrative	1,737	694
Amortization of deferred stock compensation	124	735

Total operating expenses	7,443	7,121

Operating loss	(7,055)	(6,573)
Interest income and other, net	1,013	1,597

Loss before income tax	(6,042)	(4,976)
Income tax expense	25	105

Net loss	$(6,067)	$(5,081)

Basic net loss per share of common stock	$(.10)	$(.08)

Diluted net loss per share of common stock	$(.10)	$(.08)

Weighted-average shares of common stock outstanding used in computing basic net loss per share	62,707	63,568

Weighted-average shares of common stock outstanding used in computing diluted net loss per share	62,707	63,568

TURNSTONE SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$195,157	$103,358
Short-term investments	10,318	60,951
Accounts receivable, net	255	314
Prepaid expenses and other current assets	1,335	767

Total current assets	207,065	165,390

Property and equipment, net	1,056	1,495
Long-term investments	—	47,301
Restricted cash	3,639	3,639

Total assets	$211,760	$217,825

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$475	$621
Accrued compensation and benefits	1,460	784
Other current liabilities and accrued expenses	2,679	2,644
Deferred revenue	36	154

Total current liabilities	4,650	4,203
Other long-term liabilities	450	675

Total liabilities	5,100	4,878

Stockholders’ equity:
Common stock, $.001 stated value, 200,000 shares authorized; 66,004 and 65,884 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	66	66
Treasury stock, at cost; 3,186 and 3,128 shares at March 31, 2003 and December 31, 2002, respectively	(10,038)	(9,896)
Additional paid-in capital	311,527	311,498
Deferred stock compensation	(127)	(425)
Accumulated other comprehensive income	19	424
Accumulated deficit	(94,787)	(88,720)

Total stockholders’ equity	206,660	212,947

Total liabilities and stockholders’ equity	$211,760	$217,825